Exhibit 99.1

Assured Guaranty Ltd. Announces Settlement with Bank of America

Hamilton, Bermuda, April 15, 2011 — Assured Guaranty Ltd. (NYSE: AGO) (“AGL” and, together with its subsidiaries, “Assured Guaranty” or the “Company”) announced today that it has reached a comprehensive settlement with Bank of America Corporation and its subsidiaries (collectively, “Bank of America”), including Countrywide Financial Corporation and its subsidiaries (collectively, “Countrywide”), regarding their liabilities with respect to 29 residential mortgage-backed securities (“RMBS”) transactions insured by Assured Guaranty, including claims relating to reimbursement for breaches of representations and warranties (“R&W”) and historical loan servicing issues.

The settlement agreement includes a payment of $1.1 billion to Assured Guaranty as well as a loss-sharing reinsurance arrangement on 21 first lien RMBS transactions.  The settlement covers all Bank of America or  Countrywide-sponsored securitizations, as well as certain other securitizations containing concentrations of Countrywide-originated loans, that Assured Guaranty has insured on a primary basis.  The settled transactions have a gross par outstanding of $5.2 billion ($4.8 billion net par outstanding) as of December 31, 2010, or 29% of Assured Guaranty’s total below investment grade RMBS net par outstanding, and consists of 8 second lien securitizations and 21 first lien securitizations.

“We are pleased to have reached a settlement with Bank of America that puts this legacy issue behind both of us,” said Dominic Frederico, President and Chief Executive Officer.  “This settlement significantly strengthens our balance sheet, allowing us to more effectively assist municipal issuers.  We hope that this settlement—negotiated outside of litigation—encourages other R&W providers including JPMorgan Chase, Deutsche Bank and Flagstar Bank to accelerate the R&W claims settlement process.”

The cash settlement of $1.1 billion will be paid in full by March 31, 2012.  The initial payment of $850 million was paid on April 14, 2011.  In addition, Bank of America and Countrywide have agreed to a reinsurance arrangement that will reimburse Assured Guaranty for 80% of all paid losses on the 21 first lien RMBS transactions until aggregate collateral losses in those transactions exceed $6.6 billion.  Cumulative collateral losses on these transactions were approximately $1.3 billion with no paid losses by Assured Guaranty as of December 31, 2010.  As of December 31, 2010, Assured Guaranty’s gross economic loss on these RMBS transactions, which assumes cumulative projected collateral losses of $4.6 billion, was $490 million.  The total estimated value of the settlement is expected to be accretive to shareholders’ equity and adjusted book value, a non-GAAP financial measure.

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Assured Guaranty Ltd. is a publicly-traded (NYSE: AGO) Bermuda-based holding company.  Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets.  More information on Assured Guaranty Ltd. and its subsidiaries can be found at www.assuredguaranty.com.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, Assured Guaranty’s forward-looking statements, including those regarding the demand for its insurance product from municipal issuers, its projected collateral loss for the transactions subject to the settlement and its total estimated value of the settlement, could be affected by rating agency action, such as a ratings downgrade or change in outlook or rating criteria, developments in the world’s financial and capital markets, changes in the world’s credit markets, more severe or frequent losses affecting the adequacy of

Assured Guaranty’s loss reserves, the impact of market volatility on the mark-to-market of our contracts written in credit default swap form, reduction in the amount of reinsurance portfolio opportunities available to the Company, deterioration in the financial condition of our reinsurers, the amount and timing of reinsurance recoverable actually received, the risk that reinsurers may dispute amounts owed to us under our reinsurance agreements, the possibility that the Company will not realize insurance loss recoveries or damages expected from originators, sellers, sponsors, underwriters or servicers of residential mortgage-backed securities transactions, decreased demand or increased competition, changes in accounting policies or practices, changes in laws or regulations, other governmental actions, difficulties with the execution of Assured Guaranty’s business strategy, contract cancellations, Assured Guaranty’s dependence on customers, loss of key personnel, adverse technological developments, the effects of mergers, acquisitions and divestitures, natural or man-made catastrophes, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements.  These forward-looking statements are made as of April 15, 2011 and Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact Information:

Sabra R. Purtill, CFA

Managing Director, Investor Relations and Corporate Communications

212-408-6044

spurtill@assuredguaranty.com

Robert Tucker

Managing Director, Fixed Income Investor Relations

212-339-0861

rtucker@assuredguaranty.com

Ashweeta Durani

Vice President, Corporate Communications

212-408-6042

adurani@assuredguaranty.com

Ross Aron

Assistant Vice President, Investor Relations

212-261-5509

raron@assuredguaranty.com